Exhibit 99.1

Ellington Financial LLC Reports First Quarter 2013 Results
OLD GREENWICH, Connecticut—May 6, 2013
Ellington Financial LLC (NYSE: EFC) (the "Company") today reported financial results for the quarter ended March 31, 2013.
Highlights

•
Net increase in shareholders' equity resulting from operations ("net income") for the first quarter was $40.3 million or $1.94 per basic and diluted share and represented an average non-annualized return on shareholders' equity of 7.8%.

•
Book value per share as of March 31, 2013 was $24.78 on a diluted basis after payment of a quarterly dividend of $0.77 per share and a special dividend of $0.75 per share, as compared to book value per share of $24.38 on a diluted basis as of December 31, 2012.

•	The Company's non-Agency strategy generated gross income of $45.7 million for the quarter ended March 31, 2013.

•	The Company's Agency RMBS strategy generated gross income of $0.7 million for the quarter ended March 31, 2013.

•	The Company's Board of Directors declared a dividend of $0.77 per share for the first quarter of 2013 payable on June 17, 2013 to shareholders of record on May 31, 2013.
First Quarter 2013 Results
For the quarter ended March 31, 2013, the Company recognized net income of $40.3 million, or $1.94 per diluted share. This compares to net income of $24.8 million, or $1.19 per diluted share, for the quarter ended December 31, 2012. The Company's results reflect positive contributions from both of its core strategies—non-Agency MBS as well as Agency RMBS.
The Company's non-Agency strategy generated gross income in the amount of $45.7 million for the quarter, or $2.17 per share. During the first quarter, the market for non-Agency MBS extended its 2012 rally, driven by both fundamental and technical factors. On the fundamental side, home prices resumed their upward trend (all the more so on a seasonally adjusted basis), unemployment declined, and the U.S. economy (as measured by GDP) grew by 2.5%. On the technical side, the continued absence of a robust new issue market, together with the lack of distressed selling, continued to buoy prices in non-Agency RMBS. The non-Agency securitization market has still not recovered nearly enough to make non-Agency securitization a large-scale viable option for mortgage originators. As a result, the vast majority of residential mortgage originations not retained in portfolios by banks are funneled into Agency RMBS. Thus the non-Agency RMBS market continues to shrink: as the mortgage loans underlying non-Agency RMBS prepay or default, they are more likely to be replaced with government-guaranteed mortgages. On the other hand, the securitization markets for commercial mortgage loans and syndicated corporate loans offer an interesting contrast; these securitization markets (i.e., the CMBS and CLO markets) have almost completely healed since the financial crisis, and faced with a heavy supply of new CMBS and CLO issuances in the first quarter as compared to recent quarters, valuations in those sectors weakened somewhat towards the end of the quarter. While yields have steadily declined over the past year on most non-Agency RMBS, yields offered in this asset class still compare very favorably to other fixed income sectors.
The Company's income during the quarter from its non-Agency MBS strategy consisted of interest income and net realized and unrealized gains on long non-Agency MBS. During the quarter, the Company continued to sell securities that, in its view, were nearing their full price potential, while reinvesting the sales proceeds into securities with greater upside potential, for example from a reduction in future default rates. While most non-Agency RMBS assets have rallied substantially over the past year, it is the Company's view that the MBS market has not sufficiently differentiated between sectors. As a result, security selection remains a significant factor in portfolio management, and the Company believes that its analytical approach to security selection will continue to help it generate superior returns in this environment.
In the commercial mortgage strategy, the Company reduced its holdings of CMBS during the quarter. As described above, after a strong start following year-end, the CMBS sector experienced some weakness later in the first quarter in the face of high new issue volume. The Company expects both continued growth and continued volatility in the CMBS market, and this combination should present abundant investment opportunities for the remainder of the year.
In the first quarter the Company also established a small capital allocation to the CLO market, as supply pressures have provided attractive relative value opportunities in certain sectors of that market. As of March 31, 2013, the Company's CLO holdings include both debt and equity tranches. The Company views its investments in this area as opportunistic in nature.
In the Company's Agency RMBS strategy, the Company continues to identify and invest in "specified" Agency pools, which are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-

sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics. The Company's specified Agency pools have continued to experience favorable prepayment rates, particularly when compared to their "generic" pool counterparts that underlie TBA Agency pools. The Company continues to hedge risks in its Agency RMBS strategy using a variety of instruments, including TBAs, interest rate swaps, and U.S. Treasuries. Net short positions in TBAs are used to hedge the long specified Agency pool portfolio against both prepayment and interest rate risk, while interest rate swaps and U.S. Treasuries are used to hedge only against interest rate risk. While mortgage rates are slightly higher than the all-time lows they reached in the fourth quarter of 2012, they are still extremely low on a historical basis. As a result, both prepayment risk and interest rate risk remain elevated in the Agency RMBS market.
For most of the first quarter, "pay-ups" (i.e., price premiums over TBAs) for most specified Agency pools contracted; in most specified pool sectors this was largely the result of technical factors stemming ultimately from Federal Reserve purchasing activity, but in the lowest coupon sectors it also resulted from concerns around extension risk (i.e., dramatically slower prepayments) should interest rates rise. The 10-year U.S. Treasury yield increased to 2.06% in early March from 1.76% at the end of 2012.
The Company's Agency RMBS strategy generated $0.7 million or $0.04 per share in gross income for the quarter, consisting primarily of interest income partially offset by net unrealized losses on specified Agency pools. This represents a decline compared to the fourth quarter of 2012, when this strategy generated $3.2 million or $0.15 per share in gross income. Active trading of both assets and hedges has and continues to be the focus of the Company's Agency RMBS strategy. During the fourth quarter of 2012, many specified pools were trading at all-time highs relative to their TBA counterparts. The Company took advantage of these historically high levels and actively sold many of its specified pools to capture gains, replacing these positions with lower-priced, non-traditional prepayment-protected positions. Going into 2013, the Company also maintained a relatively large portion of its interest rate hedges in the form of TBA mortgages, and as a result was less exposed to the increased volatility in Agency RMBS that ensued. Thus having established a lower risk profile both in its choice of assets and in its choice of hedges, the Company was able to avoid many of the substantial losses in Agency RMBS that were experienced by some other market participants during the quarter, and with the recent contraction in specified pool pay-ups the Company is now able to take advantage of much better entry points.
The Agency RMBS market will continue to revolve greatly around the actions of the Federal Reserve and its ongoing asset purchase programs. Continued improvement in the U.S. economy, particularly in the form of declines in unemployment and the ongoing recovery in the housing market, have only added to speculation that the Federal Reserve will begin to wind down its asset purchase programs - and possibly even begin selling assets - earlier than previously predicted. This speculation notwithstanding, at its March 20, 2013 and May 1, 2013 meetings, the Federal Reserve reiterated its intention to stay the course with respect to its economic monetary policy accommodation activities. While the Federal Reserve's eventual exit from quantitative easing could expand the opportunities for the Company in the Agency RMBS market in the long-term, it will no doubt cause a period of significant volatility in the markets. This reinforces the importance of the Company's ability to hedge its risks using a variety of tools, including TBAs, as it navigates the changing market landscape.
One gauge that the Company uses to measure its overall prepayment risk is the Company's net Agency premium as a percentage of its long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on net short (TBA) Agency RMBS positions. The lower its net Agency premium, the less the Company believes it is exposed to market-wide increases in Agency RMBS prepayments. As of March 31, 2013, net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 3% compared to 2% at December 31, 2013. Excluding its TBA hedging positions, the Company's Agency premium as a percentage of fair value was approximately 7% as of both March 31, 2013 and December 31, 2012.
The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company's book value per share and assumes the reinvestment of dividends at book value per share. For the quarter ended March 31, 2013, net-asset-value-based total return was 7.87%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through March 31, 2013 was 109.51%.
"Ellington Financial has started off the year on a very strong note," said Laurence Penn, Chief Executive Officer and President of the Company." The Company generated a non-annualized return on shareholders' equity of 7.8%, with our non-Agency RMBS strategy being the primary driver of the quarter's results. For the past five quarters, almost all sectors of the non-Agency RMBS market have rallied. For the remainder of the year, however, skillful security selection will represent a much more important driver of returns, and our extensive research capabilities and analytical tools should serve us extremely well in the current environment. In the near term, we remain generally constructive on the non-Agency RMBS market, and so we have continued to replace some of our mortgage-related hedges with other hedges that we believe will protect us better in the event of an economic downturn. Within our Agency RMBS strategy, our decision to reduce risk going into the quarter was vindicated, as we sidestepped the losses suffered by some of our peers. With the recent weakening in the specified pool market, we have increased our long Agency RMBS portfolio by approximately 11% quarter-over-quarter, and we remain optimistic that the Agency RMBS market will continue to provide a wealth of opportunities. In the medium and longer term, the mortgage market continues to evolve and the role of government in the mortgage market continues to be re-evaluated. Thanks to both our flexible structure and the breadth of our range of targeted asset classes, we will continue to adapt to changing conditions and opportunities. Our ability to nimbly rotate in and out of securities and sectors as market conditions change remains a hallmark of our portfolio management style."
The following table summarizes the Company's operating results for the quarters ended March 31, 2013 and December 31, 2012:

	Quarter Ended March 31, 2013	Per Share	% of Average Equity	Quarter Ended December 31, 2012	Per Share	% of Average Equity
(In thousands, except per share amounts)
Non-Agency MBS, Other ABS, and Commercial mortgage loans:
Interest income	$12,118	$0.58	2.32%	$12,013	$0.58	2.38%
Net realized gain	14,153	0.67	2.71%	7,573	0.36	1.50%
Change in net unrealized gain (loss)	27,384	1.30	5.24%	19,132	0.92	3.79%
Net interest rate hedges(1)	348	0.02	0.07%	(66)	—	(0.01)%
Net credit hedges and other derivatives	(7,079)	(0.34)	(1.36)%	(4,717)	(0.23)	(0.93)%
Interest expense	(1,175)	(0.06)	(0.23)%	(1,416)	(0.07)	(0.28)%
Total non-Agency MBS, Other ABS, and Commercial mortgage loans profit	45,749	2.17	8.75%	32,519	1.56	6.45%
Agency RMBS:
Interest income	6,262	0.30	1.20%	4,557	0.22	0.90%
Net realized gain (loss)	(1,135)	(0.05)	(0.22)%	2,192	0.11	0.43%
Change in net unrealized gain (loss)	(4,425)	(0.21)	(0.85)%	(3,537)	(0.17)	(0.70)%
Net interest rate hedges(1)	811	0.04	0.16%	484	0.02	0.10%
Interest expense	(779)	(0.04)	(0.15)%	(533)	(0.03)	(0.11)%
Total Agency RMBS profit	734	0.04	0.14%	3,163	0.15	0.62%
Total non-Agency and Agency MBS, Other ABS, and Commercial mortgage loans profit	46,483	2.21	8.89%	35,682	1.71	7.07%
Other interest income (expense), net	(67)	—	(0.01)%	45	—	0.01%
Other expenses (excluding incentive fee)	(3,615)	(0.17)	(0.69)%	(3,599)	(0.17)	(0.71)%
Net increase in equity resulting from operations (before incentive fee)	42,801	2.04	8.19%	32,128	1.54	6.37%
Incentive fee	(2,055)	(0.10)	(0.39)%	(7,342)	(0.35)	(1.45)%
Net increase in equity resulting from operations	$40,746	$1.94	7.80%	$24,786	$1.19	4.92%
Less: Net increase in equity resulting from operations attributable to non-controlling interest	411			—
Net increase in shareholders' equity resulting from operations(5)	$40,335	$1.94	7.80%	$24,786	$1.19	4.92%
Weighted average shares and convertible units(2) outstanding	20,997			20,899
Average equity (includes non-controlling interest)(3)	$522,200			$504,639
Weighted average shares and LTIP units outstanding(4)	20,785			20,899
Average shareholders' equity (excludes non-controlling interest)(3)	$517,426			$504,639

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Convertible units include LTIP units and Operating Partnership units attributable to the non-controlling interest.

(3)	Average equity and average shareholders' equity is calculated using month end values.

(4)	Excludes Operating Partnership units attributable to the non-controlling interest.

(5)
Per share information calculated using weighted average shares and LTIP units outstanding. Percentage of average equity calculated using average shareholders' equity, which excludes the non-controlling interest.

Portfolio
The following tables summarize the Company's portfolio holdings as of March 31, 2013 and December 31, 2012:
Bond Portfolio

	March 31, 2013					December 31, 2012
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS(2)	$761,019	$553,640	$72.75	$488,279	$64.16	$818,878	$524,881	$64.10	$482,824	$58.96
Non-Agency CMBS and Commercial mortgage loans	17,196	15,491	90.09	15,294	88.94	41,667	28,873	69.29	32,078	76.99
Other ABS(3)	5,713	5,529	96.78	5,609	98.18	—	—	—	—	—
Total Non-Agency MBS, Other ABS, and Commercial mortgage loans	783,928	574,660	73.31	509,182	64.95	860,545	553,754	64.35	514,902	59.83
Agency RMBS: (4)
Floating	13,720	14,512	105.77	14,071	102.56	16,219	17,169	105.86	16,612	102.42
Fixed	772,494	830,266	107.48	824,821	106.77	696,123	750,454	107.80	740,463	106.37
Total Agency RMBS	786,214	844,778	107.45	838,892	106.70	712,342	767,623	107.76	757,075	106.28
Total Non-Agency and Agency MBS, Other ABS, and Commercial mortgage loans	$1,570,142	$1,419,438	$90.40	$1,348,074	$85.86	$1,572,887	$1,321,377	$84.01	$1,271,977	$80.87
Agency Interest Only RMBS	n/a	$16,228	n/a	$18,636	n/a	n/a	$6,644	n/a	$9,289	n/a
Non-Agency Interest Only and Principal Only RMBS and Other	n/a	$10,289	n/a	$9,423	n/a	n/a	$3,485	n/a	$3,308	n/a
TBAs:
Long	$86,920	$89,969	$103.51	$89,655	$103.15	$41,150	$43,610	$105.98	$43,579	$105.90
Short	(572,782)	(607,285)	106.02	(606,162)	105.83	(568,880)	(608,720)	107.00	(607,967)	106.87
Net Short TBAs	$(485,862)	$(517,316)	$106.47	$(516,507)	$106.31	$(527,730)	$(565,110)	$107.08	$(564,388)	$106.95
Short U.S. Treasury Securities	$(41,700)	$(42,471)	$101.85	$(41,939)	$100.57	$(13,000)	$(13,581)	$104.47	$(13,081)	$100.62
Repurchase Agreements	$42,614	$42,614	$100.00	$42,614	$100.00	$13,650	$13,650	$100.00	$13,650	$100.00
Total Net Investments		$928,782		$860,301			$766,465		$720,755

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Excludes Interest Only, Principal Only, and similar securities.

(3)	Excludes equity tranches and similar securities.

(4)	Excludes Interest Only securities and TBAs.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates.
The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be Announced." Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency MBS), the Company generally carries a net short TBA position.

Derivatives Portfolio

	March 31, 2013		December 31, 2012
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Net Long Mortgage Related: (1)(2)
CDS on RMBS and CMBS Indices	$39,935	$(14,092)	$32,424	$(12,703)
Total Net Long Mortgage Related Derivatives	39,935	(14,092)	32,424	(12,703)
Net Short Mortgage Related: (2)(3)
CDS on RMBS and CMBS Indices	(57,451)	9,329	(66,829)	11,703
CDS on Individual RMBS	(37,262)	26,396	(45,121)	36,030
Total Net Short Mortgage Related Derivatives	(94,713)	35,725	(111,950)	47,733
Net Mortgage Related Derivatives	(54,778)	21,633	(79,526)	35,030
Short CDS on Corporate Bond Indices	(85,500)	(2,759)	(67,500)	(484)
Net Short Total Return Swaps on Corporate Equities (2)(4)	(11,131)	34	(18,737)	(65)
Interest Rate Derivatives:
Net Interest Rate Swaps (2)	(530,790)	(1,100)	(236,400)	(1,119)
Eurodollar Futures (5)	(42,000)	(48)	(63,000)	(70)
Total Net Interest Rate Derivatives	(572,790)	(1,148)	(299,400)	(1,189)
Total Net Derivatives	$(724,199)	$17,760	$(465,163)	$33,292

(1)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.

(2)
In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate and total return swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of March 31, 2013, derivative assets and derivative liabilities were $36.3 million and $18.5 million, respectively, for a net fair value of $17.8 million, as reflected in "Total Net Derivatives" above. As of December 31, 2012, derivative assets and derivative liabilities were $48.5 million and $15.2 million, respectively, for a net fair value of $33.3 million, as reflected in "Total Net Derivatives" above.

(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.

(4)
Notional value represents number of underlying shares or par value times the closing price of the underlying security. The net short notional value of $11.1 million as of March 31, 2013 represents a gross short notional of $13.6 million offset by a gross long notional value of $2.4 million.

(5)	Every $1 million in notional value represents one contract.
The Company's short positions in RMBS and CMBS indices remained concentrated in MBS vintage years 2006 and 2007 and net short total return swaps on corporate equities are principally net short equity positions in certain publicly traded REITs. As of the end of the quarter as compared to the end of the prior quarter, the Company hedged a greater portion of its long Agency RMBS portfolio using interest rate swaps as compared to short TBAs. This mix of hedging instruments varies from period to period.

The following table summarizes, as of March 31, 2013, the estimated effects on the value of the Company's portfolio, both overall and by category, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$56	$(41)
Agency Fixed Pools and IOs	17,543	(21,081)
TBAs	(7,384)	11,239
Non-Agency RMBS, CMBS, Other ABS, and Commercial Mortgage Loans	8,370	(8,233)
Interest Rate Swaps	(13,804)	13,340
U.S. Treasury Securities	(1,410)	1,352
Eurodollar Futures	(52)	52
Mortgage-Related Derivatives	(666)	933
Repurchase Agreements and Reverse Repurchase Agreements	(789)	881
	$1,864	$(1,558)

(1)
Based on the market environment as of March 31, 2013. The preceding analysis does not include sensitivities to changes in interest rates for derivatives on corporate securities (whether debt or equity related), or other categories of instruments for which the Company believes that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of March 31, 2013	For the Quarter Ended March 31, 2013		As of December 31, 2012	For the Quarter Ended December 31, 2012
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$237,511	$233,725	2.02%	$200,820	$263,867	2.12%
Agency RMBS	727,761	745,987	0.42%	704,898	513,307	0.41%
Total	$965,272	$979,712	0.80%	$905,718	$777,174	0.99%
Leverage Ratio (2)	1.86:1			1.79:1

(1)	Borrowed amounts exclude $1.2 million in securitized debt as of March 31, 2013 and $1.3 million as of December 31, 2012, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. The Company's debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $1.2 million as of March 31, 2013 and $1.3 million as of December 31, 2012.

As of March 31, 2013, the Company slightly increased its holdings of Agency and non-Agency MBS relative to December 31, 2012, thereby slightly increasing its leverage ratio as well. The Company's leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions and the timing of security purchase and sale transactions.

By Remaining Maturity (1)(2)

(In thousands)
	As of March 31, 2013		As of December 31, 2012
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$241,554	25.0%	$301,177	33.3%
31-60 Days	319,003	33.1%	260,933	28.8%
61-90 Days	49,420	5.1%	238,911	26.4%
91-120 Days	—	—%	—	—%
121-150 Days	109,152	11.3%	12,025	1.3%
151-180 Days	246,143	25.5%	92,672	10.2%
	$965,272	100.0%	$905,718	100.0%

(1)	Borrowed amounts exclude $1.2 million in securitized debt as of March 31, 2013 and $1.3 million as of December 31, 2012, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that the Company had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that the Company may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The vast majority of the Company's borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, the Company also had securitized debt outstanding in the amount of $1.2 million as of March 31, 2013 and $1.3 million as of December 31, 2012. The weighted average remaining term on the Company's reverse repos as of March 31, 2013 and December 31, 2012 was 81 and 57 days, respectively. During the quarter ended March 31, 2013, the Company took advantage of the opportunity to lengthen maturities on Agency RMBS repo given attractive terms. The Company's borrowings outstanding under reverse repos were with a total of 12 counterparties as of March 31, 2013. As of March 31, 2013, the Company held liquid assets in the form of cash in the amount of $64.8 million. In addition, at March 31, 2013, the Company held (on a settlement date basis) liquid assets in the form of unencumbered Agency pools in the amount of $46.6 million.
Derivatives/Hedging Summary
The following table summarizes the components of the Company's derivatives/hedging results for the quarter ended March 31, 2013 and December 31, 2012:

(In thousands)	Quarter Ended March 31, 2013				Quarter Ended December 31, 2012
Hedges:	Net Interest Expense	Net Realized Gain (Loss)	Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense	Net Realized Gain (Loss)	Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(747)	$939	$228	$420	$(440)	$(182)	$615	$(7)
Eurodollar Futures	—	(22)	22	—	—	(19)	16	(3)
Net TBAs Held Short	—	983	(87)	896	—	327	192	519
Net U.S. Treasuries Held Short	(120)	(4)	(33)	(157)	(52)	(85)	46	(91)
Total Interest Rate Hedges	(867)	1,896	130	1,159	(492)	41	869	418
Net Credit Hedges and Other Derivatives(1)	(1,057)	(757)	(5,265)	(7,079)	(637)	(2,062)	(2,018)	(4,717)
Total Hedges	$(1,924)	$1,139	$(5,135)	$(5,920)	$(1,129)	$(2,021)	$(1,149)	$(4,299)

(1)	Net interest expense represents fixed rate periodic payments made by the Company.

Other
The Company's base management fee and other operating expenses, but excluding interest expense and incentive fees, represent 2.8% on an annualized basis of average equity for each of the quarters ended March 31, 2013 and December 31, 2012. Incentive fee expense of $2.1 million and $7.3 million was incurred for the quarters ended March 31, 2013 and December 31, 2012, respectively.
Dividends
On May 2, 2013, the Company's Board of Directors declared a dividend of $0.77 per share for the first quarter of 2013, payable on June 17, 2013 to shareholders of record on May 31, 2013. The Company's management previously announced that it expects to continue to recommend quarterly dividends of $0.77 per share until conditions warrant otherwise. At the end of any year, the Board of Directors will take into account the Company's earnings and other factors and will consider whether to declare a special dividend. The declaration and amount of future dividends remain in the discretion of the Board of Directors. The Company's dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 4, 2011, the Company's Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company's discretion, subject to applicable law, share availability, price and the Company's financial performance, among other considerations. To date, the Company has repurchased 217,619 shares under this program at an aggregate cost of $4.5 million, or an average cost per share of $20.59.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group LLC.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, May 7, 2013, to discuss its financial results for the quarter ended March 31, 2013. To participate in the event by telephone, please dial (866) 690-5880 at least 10 minutes prior to the start time and reference the conference passcode 53218403. International callers should dial (559) 549-9851 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, May 7, 2013, at approximately 2 p.m. Eastern Time through Tuesday, May 14, 2013 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 53218403. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, statements regarding the Company's net Agency premium, estimated effects on the fair value of the Company's MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of the Company's returns, and statements regarding the Company's intended dividend policy including the amount to be recommended by management and share repurchase program including the amount of shares to be repurchased. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 15, 2013 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended
(In thousands, except per share amounts)	March 31, 2013	December 31, 2012
Investment income
Interest income	$18,382	$16,653
Expenses
Base management fee	1,967	1,933
Incentive fee	2,055	7,342
Interest expense	2,142	2,039
Other operating expenses	1,649	1,666
Total expenses	7,813	12,980
Net investment income	10,569	3,673
Net realized gain (loss) on:
Investments	13,997	10,007
Swaps	(1,383)	(3,109)
Futures	(22)	(19)
	12,592	6,879
Change in net unrealized gain (loss) on:
Investments	22,839	15,833
Swaps	(5,276)	(1,615)
Futures	22	16
	17,585	14,234
Net realized and unrealized gain on investments and financial derivatives	30,177	21,113
Net increase in equity resulting from operations	40,746	24,786
Less: Increase in equity resulting from operations attributable to non-controlling interest	411	—
Net increase in shareholders' equity resulting from operations	$40,335	$24,786
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$1.94	$1.19

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	March 31, 2013	December 31, 2012(1)
ASSETS
Cash and cash equivalents	$64,753	$59,084
Investments, financial derivatives, and repurchase agreements:
Investments at fair value (Cost - $1,465,788 and $1,328,153)	1,535,924	1,375,116
Financial derivatives - assets at fair value (Net cost - $56,769 and $65,860)	36,250	48,504
Repurchase agreements (Cost - $42,614 and $13,650)	42,614	13,650
Total Investments, financial derivatives and repurchase agreements	1,614,788	1,437,270
Deposits with dealers held as collateral	21,977	22,744
Receivable for securities sold	609,239	626,919
Interest and principal receivable	5,507	5,719
Other assets	410	379
Total assets	$2,316,674	$2,152,115
LIABILITIES
Investments and financial derivatives:
Investments sold short at fair value (Proceeds - $648,101 and $621,048)	$649,756	$622,301
Financial derivatives - liabilities at fair value (Net proceeds - $14,358 and $13,171)	18,490	15,212
Total investments and financial derivatives	668,246	637,513
Reverse repurchase agreements	965,272	905,718
Due to brokers on margin accounts	21,599	30,954
Payable for securities purchased	132,750	57,333
Securitized debt (Proceeds - $1,250 and $1,311)	1,205	1,335
Accounts payable and accrued expenses	1,929	1,995
Base management fee payable	1,967	1,934
Incentive fee payable	2,055	7,343
Other payables	—	903
Interest and dividends payable	1,049	732
Total liabilities	1,796,072	1,645,760
EQUITY	520,602	506,355
TOTAL LIABILITIES AND EQUITY	$2,316,674	$2,152,115
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(20,403,723 and 20,370,469 shares issued and outstanding)	$506,825	$497,373
Additional paid-in capital - LTIP units	9,023	8,982
Total Shareholders' Equity	$515,848	$506,355
Non-controlling interest	4,754	—
Total Equity	520,602	506,355
PER SHARE INFORMATION:
Common shares, no par value	$25.28	$24.86
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value	$24.78	$24.38

(1)	Derived from audited financial statements as of December 31, 2012.